Exhibit 10.4

WAIVER AGREEMENT

THIS WAIVER AGREEMENT (this “Agreement”), dated as of February 4, 2022, is among New York City REIT, Inc., a Maryland corporation (the “Company”), Bellevue Capital Partners, LLC (“Bellevue”) and New York City Advisors, LLC (the “Advisor”), the Company’s advisor and an entity controlled by Bellevue. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company is a party to an Amended and Restated Rights Agreement, dated as of August 17, 2020, as amended by Amendment No. 1, dated as of August 12, 2021 (as amended, the “Rights Agreement”).

WHEREAS, under Section 1.1 of the Rights Agreement, a Person is deemed to be an “Acquiring Person” if and when a Person who or which, together with all Affiliates and Associates of the Person, is or becomes on or after the Close of Business on August 17, 2020 the Beneficial Owner of 4.9% or more of the shares of Common Stock then outstanding (the “Ownership Threshold”), subject to certain exceptions.

WHEREAS, the Rights Agreement grants the Board of Directors or a committee thereof, the authority to permit a Person to exceed the Ownership Threshold without being deemed an Acquiring Person by means of a written waiver or agreement, provided that (x) the Person does not, prior to the waiver or agreement, exceed the Ownership Threshold and complies in all material respects with the terms and the conditions of the waiver or agreement and (y) the waiver or agreement remains in full force and effect.

WHEREAS, the Company previously granted Bellevue a waiver from the Rights Agreement permitting Bellevue to Beneficially Own, together with all of its Affiliates and Associates, up to 9.8% of the shares of Common Stock then outstanding.

WHEREAS, as of the date hereof, Bellevue, together with all of its Affiliates and Associates, including the Advisor, Beneficially Owns less than 9.8% of the outstanding shares of Common Stock.

WHEREAS, Section 5.7 of the Charter contains limitations on the ownership of shares of the Company’s stock, which prohibit any Person from Beneficially Owning or Constructively Owning (each as defined in the Charter) more than 9.8% in value of the aggregate of the outstanding shares of the Company’s stock (the “Overall Limit”) or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of the Company’s stock (the “Series Limit,” and collectively with the Overall Limit, the “Aggregate Share Ownership Limit”), except as otherwise waived by the Company.

WHEREAS, Bellevue and the Advisor have expressed to the Board of Directors an interest in potentially increasing their respective ownership of shares of Common Stock through a combination of open-market purchases and the investment in shares of Common Stock by the Advisor of fees earned by the Advisor under the Second Amended and Restated Advisory Agreement, dated as of November 16, 2018 (as amended by the First Amendment thereto, dated as of August 18, 2020, the “Advisory Agreement”), by and among the Company, the Operating Partnership and the Advisor.

WHEREAS, to enhance the Company’s cash resources, the Advisor has expressed a willingness to, by entering into a side letter (the “Side Letter”) with the Company and the Operating Partnership, invest, for a period of up to six months, any cash payments aggregating no more than $3.0 million that the Advisor is paid under Section 10(c) of the Advisory Agreement in shares of Common Stock if the Company would provide: (i) a waiver (the “Charter Ownership Waiver”) from the Aggregate Share Ownership Limit contained in Section 5.7 of the Charter to permit Bellevue, the Advisor and certain other Persons to, Beneficially Own or Constructively Own (each as defined in the Charter) shares of Common Stock in an amount up to 20% of the outstanding shares of Common Stock (subject to certain constraints for each such Person on the total actual ownership of shares of Common Stock by such Persons that equals 20% of the outstanding shares of Common Stock in the aggregate), to the extent and on the terms to be set forth in the applicable Charter Ownership Limit Waiver Agreement (as defined below); and (ii) a further waiver from the limitations contained in Section 1.1 of the Rights Agreement (“Rights Plan Ownership Waiver,” and collectively with the Charter Ownership Waiver, the “Ownership Waiver”) permitting the parties to the Charter Ownership Limit Waiver Agreements to Beneficially Own shares of Common Stock to the extent allowed by the Charter Ownership Waiver without being deemed an “Acquiring Person” under Section 1.1 of the Rights Agreement.

WHEREAS, the Board of Directors has adopted resolutions approving, among other things, a change in the Ownership Threshold consistent with Bellevue and the Advisor’s request on the terms and conditions hereinafter set forth and has determined that doing so is in the best interest of the Company.

WHEREAS, concurrent with the execution of this Agreement, the Company and the Operating Partnership will enter into the Side Letter with the Advisor.

WHEREAS, concurrent with the execution of this Agreement, the Company will enter into separate ownership limit waiver agreements (collectively, the “Charter Ownership Limit Waiver Agreements”) with each Person set forth in Annex A (each, an “Excluded Person”) with respect to the Charter Ownership Waiver.

WHEREAS, this waiver shall become effective as of the date of this Agreement (the “Determination Date”).

NOW, THEREFORE, the parties, for good and other valuable consideration, hereby agree as follow:

AGREEMENT

1. WAIVER OF EXISTING OWNERSHIP THRESHOLD AND REVISED THRESHOLD

1.1

The Company hereby waives the application against each Excluded Person of the existing Ownership Threshold (the “Ownership Threshold Waiver”) contained in Section 1.1 of the Rights Agreement and each Excluded Person shall be permitted, at its discretion, to Beneficially Own shares of the Common Stock in excess of the Ownership Threshold to the maximum extent allowed by the applicable Charter Ownership Limit Waiver Agreement (the “Revised Threshold”).

1.2        The Ownership Threshold Waiver and Revised Threshold granted by this Section 1 are granted solely for the benefit of the Excluded Persons and may not be assigned or transferred, including by operation of law or in connection with a merger, consolidation, transfer of equity interests, by any Excluded Person without prior written consent of the Company.

1.3       In the event an Excluded Person Beneficially Owns, together with all of its Affiliates and Associates, more than the Ownership Threshold but not exceeding the Revised Threshold, as of the date on which the Charter Ownership Limit Waiver Agreement is terminated (the “Termination Date”), the Excluded Person shall be deemed to be a “Grandfathered Stockholder” as defined in Section 1.1 of the Rights Agreement with respect to shares of Common Stock Beneficially Owned as of the Close of Business on the Termination Date (the “Termination Date Percentage”); provided, however, that if the Excluded Person becomes, after the Close of Business on the Termination Date, the Beneficial Owner of any additional shares of Common Stock (other than shares of Common Stock acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by the Excluded Person) at any time such that the Excluded Person’s Beneficial Ownership, together with its Affiliates and Associates, thereby exceeds the Termination Date Percentage based on the shares of Common Stock then outstanding, then the Grandfathered Stockholder shall be deemed an Acquiring Person, unless any further waiver is granted by the Board of Directors to the Excluded Person; provided, further, that upon the first decrease of the Excluded Person’s Beneficial Ownership below the Termination Date Percentage, the Excluded Person shall no longer be considered a Grandfathered Stockholder and clause (vi) of Section 1.1 of the Rights Agreement shall have no further force or effect with respect to the Excluded Person.

1.4       Except as specifically provided in this Section 1, all of the terms and provisions of the Rights Agreement shall remain in full force and effect.

2. REPRESENTATIONS OF THE EXCLUDED PERSONS

2.1       As of the Determination Date, Bellevue, together with all of its Affiliates and Associates, Beneficially Owns less than 9.8% of the outstanding shares of Common Stock.

2.2        Each Excluded Person understands that the Common Stock remains subject to the restrictions and limitations set forth in the Charter Ownership Limit Waiver Agreements.

3. TERM

3.1       The term of this Agreement shall commence as of the Determination Date and shall be conterminous with the Charter Ownership Limit Waiver Agreement.

4. MISCELLANEOUS

4.1       All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

4.2        All notices or other communications given pursuant this Agreement shall be in writing, including by email or by verifiable facsimile transmission, and if sent to Bellevue, shall be delivered to:

Bellevue Capital Partners, LLC

222 Bellevue Avenue
Newport, Rhode Island 02840

Attention: Michael Anderson
Email: manderson@ar-global.com

if to the Company, shall be delivered to:

New York City REIT, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Attention: Legal Department

Fax No. (646) 861-7743

if to the Advisor, shall be delivered to:

New York City Advisors, LLC

650 Fifth Avenue, 30th Floor

New York, New York 10019

Attention: Legal Department

Fax No. (646) 861-7743

4.3       This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

4.4       The Recitals to this Agreement are incorporated into and are deemed a part of this Agreement.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

NEW YORK CITY REIT, INC.

By:	/s/ Christopher J. Masterson
	Name:	Christopher J. Masterson
	Title:	Chief Financial Officer and Treasurer

NEW YORK CITY ADVISORS, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory

BELLEVUE CAPITAL PARTNERS, LLC

By:	/s/ Michael Anderson
	Name:	Michael Anderson
	Title:	Authorized Signatory